(NASDAQ:OSBC)		Exhibit 99.1

Contact:	Bradley S. Adams	For Immediate Release
	Executive Vice President,	May 22, 2025
Chief Operating Officer and
Chief Financial Officer
(630) 906-5484

Old Second Bancorp, Inc. Announces Receipt of Regulatory Approvals to Complete its Merger Transaction with Bancorp Financial, Inc.

Aurora, Illinois May 22, 2025 - Old Second Bancorp, Inc. (Nasdaq: OSBC) (“Old Second”) announced today that it has received the required bank regulatory approvals to complete its previously announced merger with Oakbrook, IL-based Bancorp Financial, Inc. (“Bancorp Financial”),

Completion of the merger remains subject to approval by Bancorp Financial stockholders and the satisfaction of customary closing conditions. Old Second currently expects to close the transaction in July 2025.

Old Second operates 53 full-service banking branches primarily in the Kane, Cook, DeKalb, DuPage, Kendall, LaSalle and Will counties in Illinois, and Bancorp Financial maintains three banking locations in DuPage and Cook counties in Illinois, and one loan production office in Reno, Nevada.

“We are extremely pleased to have reached a significant milestone in receiving the regulatory approvals required to complete the proposed merger with Bancorp Financial,” commented James Eccher, Chairman, President and Chief Executive Officer of Old Second. “As we previously announced, we believe the combination of our two banks will significantly enhance our financial strength, competitive position in the Chicago metropolitan market and ability to serve the financial needs of our customers and communities. With overlapping core values and complementary product and service offerings, we believe this merger will create a stronger institution that is well-positioned to grow and  benefit the stockholders of both Old Second and Bancorp Financial.”

Additional Information About the Merger and Where to Find It

This communication is being made in respect of the proposed merger transaction between Old Second and Bancorp Financial. In connection with the proposed merger, Old Second filed a Registration Statement on Form S-4 (Registration No. 333-286687) with the Securities and Exchange Commission (“SEC”) on April 23, 2025, which was subsequently amended and declared effective on May 8, 2025. The Registration Statement includes a Proxy Statement of Bancorp Financial and a Prospectus of Old Second, together with other relevant documents regarding the proposed merger. A definitive Proxy Statement/Prospectus was mailed to Bancorp Financial stockholders on or around May 15, 2025, in connection with the solicitation of stockholder approval for the transaction.

INVESTORS AND STOCKHOLDERS OF BANCORP FINANCIAL ARE URGED TO READ THE REGISTRATION STATEMENT AND THE PROXY STATEMENT/PROSPECTUS REGARDING THE MERGER AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.

A free copy of the Proxy Statement/Prospectus, as well as other filings containing information about Old Second, may be obtained at the SEC’s Internet site (http://www.sec.gov). You will also be able to obtain these documents, free of charge, from Old Second by accessing Old Second’s investor relations website, https://investors.oldsecond.com, under the heading “SEC Filings” or by directing a request to Old Second Shareholder Relations Manager, Shirley Cantrell, at Old Second Bancorp, Inc., 37 S. River St., Aurora, Illinois 60507, by calling 630-906-2303 or by sending an e-mail to scantrell@oldsecond.com.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

Participants in the Solicitation

Old Second and Bancorp Financial and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Bancorp Financial’s stockholders in connection with the proposed merger. Information regarding Old Second’s directors and executive officers is contained in Old Second’s definitive proxy statement on Schedule 14A, dated April 18, 2025 and in certain of its Current Reports on Form 8-K, which are filed with the SEC. Additional information regarding the interests of the participants in the solicitation and other persons who may be deemed participants in the proposed merger is included in the Registration Statement on Form S-4, as amended (File No. 333-286687), which was declared effective by the SEC on May 8, 2025. The Prospectus included in the Rule 424(b)(3) filings, dated May 8, 2025 and May 15, 2025, contains the Proxy Statement/Prospectus for the proposed merger. Free copies of these documents may be obtained as described in the preceding section.

Cautionary Note Regarding Forward-Looking Statement

Statements included in this press release, which are not historical in nature are intended to be, and hereby are identified as, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Examples of forward-looking statements include, but are not limited to, statements regarding the timing of the closing of the proposed merger.  Words such as “may,” “anticipate,” “plan,” “estimate,” “expect,” “believe,” “project,” “assume,” “approximately,” “continue,” “should,” “could,” “will,” “poised,” “focused,” “targeted,” “opportunity,” “plans” and variations of such words and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence, which could cause actual results to differ materially from anticipated results. Such risks, uncertainties and assumptions, include, among others, the following:

●	the failure of Bancorp Financial to obtain stockholder approval, or the failure of either company to satisfy any of the other closing conditions to the transaction on a timely basis or at all;
●	the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the merger agreement; and
●	other factors that may affect future results of Old Second and Bancorp Financial including changes in asset quality and credit risk; the inability to sustain revenue and earnings growth; changes in interest rates and capital markets; inflation; customer borrowing, repayment, investment and deposit practices; changes in general economic conditions; the impact, extent and timing of technological changes; capital management activities; and other actions of the Federal Reserve Board and legislative and regulatory actions and reforms.

Old Second disclaims any obligation to update or revise any forward-looking statements contained in this press release, which speak only as of the date hereof, whether as a result of new information, future events or otherwise, except as required by law.  Additional factors that could cause results to differ materially from those described above can be found in Old Second’s Annual Report on Form 10-K for the year ended December 31, 2024, which is on file with the SEC and available on Old Second’s investor relations website, https://investors.oldsecond.com, under the heading “SEC Filings,” and in other documents Old Second files with the SEC.